Exhibit 10.6

vTv Therapeutics Inc.
4170 Mendenhall Oaks Pkwy
High Point, NC 27265

July 16, 2015

MacAndrews & Forbes Group, LLC
35 East 62nd Street
New York, NY 10065

Re:      Reimbursement of Fees and Expenses

Ladies and Gentlemen:

Reference is made to the proposed initial public offering and related transactions (including, without limitation, the reorganization transactions related thereto) (collectively, the “IPO”), of vTv Therapeutics Inc. (the “Company”).

The Company agrees that it will, from time to time, reimburse MacAndrews & Forbes Incorporated or its affiliates (including, without limitation, vTv Therapeutics LLC, High Point Pharmaceuticals, LLC, M&F TTP Holdings LLC and vTv Therapeutics Holdings LLC) (collectively, “MacAndrews”), as described below, for the documented out-of-pocket fees and expenses advanced by MacAndrews, including, without limitation, printing, filing, listing, corporate and other fees and expenses and those with respect to the Company’s legal, accounting, compensation, director search and other third party advisors, as well as any additional expenses incurred by MacAndrews, incurred in connection with the IPO (such fees and expenses, collectively, the “Fees and Expenses”), and incurred through the date that is the earlier of (a) the date on which MacAndrews provides notice in writing to the Company that the reimbursement period is ending and (b) the consummation of the IPO. Fees and Expenses shall be based on customary billing rates and in accordance with ordinary course and historical practices.

You agree that, as a condition to being reimbursed for your Fees and Expenses, you shall deliver to the Company a written request for such reimbursement, together with reasonably detailed supporting documentation for Fees and Expenses for which you seek reimbursement. The reimbursement of the Fees and Expenses shall be made by the Company within 10 business days following the date each such request is submitted to the Company.

This letter agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. This letter agreement may only be amended, modified and supplemented by written agreement of the parties hereto. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this letter agreement. This letter agreement represents the entire agreement between the parties with respect to the subject matter herein and neither party is relying on any promises or agreements, written or oral, not contained herein.

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Very truly yours,

VTV THERAPEUTICS INC.

By:	/s/ Stephen L. Holcombe
	Name:	Stephen L. Holcombe
	Title:	President and Chief Executive Officer

Accepted and agreed:

MACANDREWS & FORBES
GROUP, LLC

By:	/s/ Paul G. Savas
	Name:	Paul G. Savas
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Reimbursement Letter]